SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004
                             ______________________

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported) :
                                 April 28, 2004


                         The Estee Lauder Companies Inc.
             (Exact name of registrant as specified in its charter)


          Delaware                                     11-2408943
(State or other jurisdiction of             (IRS Employer Identification No.)
 incorporation or organization)

767 Fifth Avenue, New York, New York                     10153
(Address of principal executive offices)               (Zip Code)


                         Commission File Number: 1-14064

                                  212-572-4200
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)

ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On April 28, 2004, The Estee Lauder Companies Inc. furnished a press release reporting net sales for the fiscal third quarter ended March 31, 2004 and its anticipated fiscal 2004 full year results. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                              THE ESTEE LAUDER COMPANIES INC.

Date:  April 28, 2004                          By: /s/ Richard W. Kunes
                                                  ---------------------------
                                                      Richard W. Kunes
                                                    Senior Vice President
                                                 and Chief Financial Officer
                                                 (Principal Financial and
                                                   Accounting Officer)

THE                                                                         News
ESTEE                                                                   Contact:
LAUDER                                                       Investor Relations:
COMPANIES INC.                                                   Dennis D'Andrea
                                                                  (212) 572-4384


767 Fifth Avenue                                                Media Relations:
New York, NY  10153                                                 Sally Susman
                                                                  (212) 572-4430
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE:

                 ESTEE LAUDER COMPANIES REPORTS 15% SALES GROWTH
                                IN THIRD QUARTER

                  PER SHARE EARNINGS FROM CONTINUING OPERATIONS
                              INCREASE 28% TO $.43

             EXPECTED FISCAL YEAR EARNINGS PER SHARE FROM CONTINUING
                  OPERATIONS RAISED TO BETWEEN $1.59 AND $1.62


New York, NY, April 28, 2004 - The Estee Lauder Companies Inc. (NYSE: EL) today reported net sales for its third fiscal quarter ended March 31, 2004 of $1.42 billion, a 15% increase over the $1.23 billion reported in the prior year. Excluding the impact of foreign currency translation, net sales rose 10%.

The Company reported net earnings attributable to common stock from continuing operations of $100.1 million for the quarter, up 27% from $79.1 million in the same period last year. Diluted earnings per common share from continuing operations for the quarter rose 28% to $.43 from $.34 reported in the prior-year quarter. Net earnings attributable to common stock, including discontinued operations, were $98.3 million for the three months ended March 31, 2004, up 26% compared with $77.9 million in the same period last year. Diluted earnings per common share including discontinued operations for the quarter increased 27% to $.42 compared with $.33 reported in the prior-year quarter.

Fred H. Langhammer, President and Chief Executive Officer, said, "The solid results we turned in this quarter build on the strong momentum we achieved in the first half of our fiscal year. Sales were up strongly in each of our regions with Europe the frontrunner, buoyed by robust travel retail results. In the United States, the recent strong retail environment generated better-than-expected sales growth and we are encouraged by indications of an improving economy. Sales were also up in all product categories paced by strong new product introductions, as well as solid sales of existing products, with makeup particularly strong this quarter. The combination of strong geographic and product category sales growth and our focus on cost efficiencies led to our strong 28% earnings per share growth. It is evident by our results this quarter that we are being rewarded for consistently investing resources in our growth strategies."

William P. Lauder, Chief Operating Officer, said, "With three-quarters of the fiscal year behind us we feel confident increasing our full year financial targets. We will continue to grow sales and at the same time increase our advertising spending to further build brand equity, while holding the line on other expenses. We remain focused on keeping our competitive advantage by virtue of the strength of our brand names, their enormous reach, unmatched distribution and the relationships we've established in key global markets. Our Company is well prepared to capitalize on the opportunities we see while remaining committed to the core values that have made us successful."

During the quarter the Company sold the operations and assets of its former reporting unit jane. The Company made the decision to sell jane in its fiscal 2004 second quarter and has accounted for it as a discontinued operation. Statements of earnings, makeup product category and the Americas geographic results for all periods presented have been restated for comparative purposes. Similar previously reported financial information for the past five fiscal years and related quarters dating back to June 30, 1999, has been restated and is included in the "Investor Information" section of the Company's website, www.elcompanies.com.


Results by Product Category
---------------------------

Net sales of skin care products for the quarter increased 10% to $559.1 million on a reported basis and rose 4% in local currencies. The increase reflects the inclusion of sales of the Darphin line of products, which are primarily skin care, as well as growth in developing brands, particularly outside the Americas. The higher sales were supported by recent launches from Estee Lauder of Hydra Complete Multi-Level Moisture Creme and Idealist Micro-D Deep Thermal Refinisher, as well as strong sales of Re-Nutriv Intensive Lifting products. Strong sales of Repairwear Day SPF 15 Intensive Cream and Pore Minimizer by Clinique also contributed to the category's growth.

Makeup sales for the quarter rose 22% to $591.0 million on a reported basis and increased 17% in local currencies. In addition to solid growth from M.A.C and Bobbi Brown, the higher sales reflect new or recent product introductions such as Perfectly Real Makeup, High Impact Mascara and High Impact Eye Shadow from Clinique, as well as Electric Intense LipCreme, Ideal Matte Refinishing Makeup SPF 8, the Pure Color lip and nail line, and Artist's Lip and Eye Pencils by Estee Lauder.

Fragrance sales on a reported basis increased 12% to $203.4 million compared to the prior year and rose 5% in local currencies. The higher sales were generated outside the Americas, along with improved results in the Company's travel retail business during the quarter. Fragrance sales benefited from the recent launches of Estee Lauder Beyond Paradise, Aramis Life and Clinique Simply. These increases were partially offset by lower sales of Clinique Happy Heart, Beautiful by Estee Lauder, Estee Lauder pleasures, and certain Tommy Hilfiger fragrances.

Sales of hair care products for the quarter rose 15% to $61.3 million on a reported basis and increased 13% in local currencies. The increase reflects higher sales at Aveda and Bumble and bumble due to growth in existing and new points of distribution, as well as the success of new and existing products.

Operating income increased in skin care, makeup and hair care primarily due to higher sales. Fragrance operating loss widened reflecting the soft domestic fragrance market, coupled with increased support spending behind recent product launches and their international rollout, as well as development costs for future fragrance launches and new brands.

Results by Geographic Region
----------------------------

In the Americas, net sales for the quarter increased 9% to $783.1 million. The increase is due to the success of new and certain existing products, growth from most brands and solid increases from most of the Company's freestanding retail stores, all of which reflected the strengthening retail environment during the quarter. All product categories in this region had sales growth except fragrance, a business that continues to be challenging domestically. Operating income in the Americas increased primarily due to growth in the Company's makeup category.

In Europe, the Middle East & Africa, net sales increased 25% from the prior-year period to $453.1 million, and rose 12% in local currency. The Company's travel retail business continued to recover, with sales growing strong double-digits in the current quarter compared with the prior-year period. In constant currency, most markets experienced sales growth, led by strong sales in Spain, Germany, the United Kingdom and Greece. The region also benefited from the addition of Darphin, which makes the majority of its sales in Europe. Operating profitability increased, primarily due to the increase in the Company's travel retail business and improvements in a number of markets including Spain, Germany and Italy.

Asia/Pacific net sales grew 19% over the prior-year quarter to $185.4 million. On a local currency basis, Asia/Pacific net sales rose 10%. In local currency every market experienced sales growth, led by double-digit increases in China, Taiwan, Thailand, Malaysia and Hong Kong. Sales in Japan also increased in the quarter. Operating profit in the region increased, reflecting improved results in Japan, Singapore, Hong Kong and Malaysia.

Nine-Month Results
------------------

For the nine months ended March 31, 2004, the Company reported net sales of $4.39 billion, a 13% increase from $3.88 billion in the comparable prior-year period. Excluding the impact of foreign currency translation, net sales rose 8%. The Company reported net earnings attributable to common stock from continuing operations of $304.1 million for the nine months, up 21% from $251.6 million in the same period last year. Diluted earnings per common share from continuing operations for the nine months ended March 31, 2004 were $1.31, a 22% increase from $1.07 reported in the prior-year period. Net earnings attributable to common stock including discontinued operations were $271.0 million for the nine months, a 9% increase compared with $249.2 million in the same period last year. Diluted earnings per common share including discontinued operations for the nine months increased 11% to $1.17 compared with $1.06 reported in the prior-year period.

For the nine months ended March 31, 2004, the Company generated $550.7 million in cash flow from operating activities, a 31% increase over the prior-year period. The increase primarily resulted from higher net earnings from continuing operations and improvements in certain working capital components. Operating cash flow was utilized primarily for capital investments, the repurchase of shares of the Company's Class A Common Stock and dividend payments.


Estimate of Fiscal 2004 Full Year
---------------------------------

For the fiscal 2004 full-year results, the Company expects to grow sales approximately 13%, which translates into approximately a 9% increase on a constant currency basis versus the prior fiscal year. At the same time the Company now expects to achieve diluted earnings per share from continuing operations of between $1.59 and $1.62 for the fiscal 2004 year. The Company expects geographic region net sales growth in constant currency to be led by Europe, the Middle East & Africa, followed by Asia/Pacific and the Americas. On a product category basis, in constant currency, fragrance is expected to be the leading sales growth category, followed by makeup, skin care and hair care.

Forward-looking Statements
--------------------------

The forward-looking statements in this press release, including those containing words like "will," "believe," "expect," "anticipate," and "estimate," those in Mr. Langhammer's and Mr. Lauder's remarks and those in the "Estimate of Fiscal 2004 Full Year" section involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include the following:
     (1) increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;
     (2) the Company's ability to develop, produce and market new products on which future operating results may depend;
     (3) consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company's products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company's competitors and ownership of competitors by the Company's customers that are retailers;
     (4) shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;
     (5) social, political and economic risks to the Company's foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
     (6) changes in the laws, regulations and policies that affect, or will affect, the Company's business, including changes in accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings;
     (7) foreign currency fluctuations affecting the Company's results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company's operating and manufacturing costs outside of the United States;
     (8) changes in global or local economic conditions that could affect consumer purchasing, the willingness of consumers to travel, the financial strength of the Company's customers, the cost and availability of capital, which the Company may need for new equipment, facilities or acquisitions, and the assumptions underlying the Company's critical accounting estimates;
     (9) shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities which, due to consolidations in the Company's manufacturing operations, now manufacture nearly all of the Company's supply of a particular type of product (i.e. focus factories);
     (10) real estate rates and availability, which may affect the Company's ability to increase the number of retail locations at which the Company's products are sold and the costs associated with our other facilities;
     (11) changes in product mix to products which are less profitable;
     (12) the Company's ability to acquire or develop new information and distribution technologies, on a timely basis and within the Company's cost estimates;
     (13) the Company's ability to capitalize on opportunities for improved efficiency, such as globalization, and to integrate acquired businesses and realize value therefrom; and
     (14) consequences attributable to the events that are currently taking place in the Middle East, including further attacks, retaliation and the threat of further attacks or retaliation.

The Estee Lauder Companies Inc. is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company's products are sold in over 130 countries and territories under well-recognized brand names, including Estee Lauder, Clinique, Aramis, Prescriptives, Origins, M.A.C, Bobbi Brown, Tommy Hilfiger, La Mer, Donna Karan, Aveda, Stila, Jo Malone, Bumble and bumble, kate spade beauty, Darphin, Michael Kors and Rodan & Fields.

An electronic version of this release can be found at the Company's website, www.elcompanies.com.
--------------------

                                - Tables Follow -

                         THE ESTEE LAUDER COMPANIES INC.
                         SUMMARY OF CONSOLIDATED RESULTS
                  (Dollars in millions, except per share data)

                                                                 Three Months Ended                Nine Months Ended
                                                                      March 31       Percent           March 31        Percent
                                                                 ------------------                -----------------
                                                                 2004       2003     Change       2004       2003      Change
                                                                 ----       ----     ------       ----       ----      ------

Net Sales.................................................     $1,421.6   $1,233.5    15.2%    $4,387.3   $3,876.7      13.2%

Cost of sales.............................................        358.6      313.8              1,135.4    1,037.1
                                                               --------   --------             --------   --------
Gross Profit..............................................      1,063.0      919.7    15.6%     3,251.9    2,839.6      14.5%
                                                               --------   --------             --------   --------
       Gross Margin.......................................         74.8%      74.6%                74.1%      73.2%

Operating expenses:
   Selling, general and administrative....................        887.9      786.0              2,716.7    2,408.7
   Related party royalties................................          5.5        4.4                 16.9       14.8
                                                               --------   --------             --------   --------
                                                                  893.4      790.4    13.0%     2,733.6    2,423.5      12.8%
                                                               --------   --------             --------   --------
       Operating Expense Margin...........................         62.9%      64.1%                62.3%      62.5%

Operating Income .........................................        169.6      129.3    31.2%       518.3      416.1      24.6%
       Operating Income Margin............................         11.9%      10.5%                11.8%      10.7%

Interest expense, net (A).................................          6.9        1.9                 21.8        7.0
                                                               --------   --------             --------   --------
Earnings before Income Taxes, Minority Interest
   and Discontinued Operations............................        162.7      127.4    27.7%       496.5      409.1      21.4%

Provision for income taxes................................         60.9       41.3                185.7      136.0
Minority interest, net of tax.............................         (1.7)      (1.1)                (6.7)      (3.9)
                                                               --------   --------             --------   --------
Net Earnings from Continuing Operations...................        100.1       85.0    17.8%       304.1      269.2      13.0%

Discontinued operations, net of tax (B)...................         (1.8)      (1.2)               (33.1)      (2.4)
                                                               --------   --------             --------   --------
Net Earnings..............................................         98.3       83.8    17.3%       271.0      266.8       1.6%

Preferred stock dividends (A).............................          -          5.9                 -          17.6
                                                               --------   --------             --------   --------
Net Earnings Attributable to Common Stock.................     $   98.3   $   77.9    26.2%    $  271.0   $  249.2       8.7%
                                                               ========   ========             ========   ========

Basic net earnings per common share:
   Net earnings attributable to common stock from
     continuing operations................................     $    .44   $    .34    29.4%    $   1.33   $   1.08      22.8%
   Discontinued operations................................         (.01)      (.00)                (.14)      (.01)
                                                               --------   --------             --------   --------
   Net earnings attributable to common stock..............     $    .43   $    .34    28.4%    $   1.19   $   1.07      11.2%
                                                               ========   ========             ========   ========
Diluted net earnings per common share:
   Net earnings attributable to common stock from
     continuing operations................................     $    .43   $    .34    27.5%    $   1.31   $   1.07      22.1%
   Discontinued operations................................         (.01)      (.01)                (.14)      (.01)
                                                               --------   --------             --------   --------
   Net earnings attributable to common stock..............     $    .42   $    .33    27.4%    $   1.17   $   1.06      10.7%
                                                               ========   ========             ========   ========
Weighted average common shares outstanding:
   Basic..................................................        228.3      232.1                228.3      233.5
   Diluted................................................        231.9      234.0                231.4      235.5

(A) Beginning in fiscal 2004, the Company adopted Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This rule requires that, among other things, mandatorily redeemable instruments be classified as a liability. Based on the provisions of this statement, the Company has classified its Cumulative Redeemable Preferred Stock as a liability (i.e., as long-term debt) and characterized the related dividends of the current periods as interest expense. Such dividends are not deductible for income tax purposes and, as a result, adoption of the new standard increases the Company's effective tax rate. This statement has no effect on the Company's net earnings attributable to common stock, earnings per common share or financial condition. Because the preferred stock dividends are included in net earnings, they are not shown as dividends paid in the statement of cash flows.

                         THE ESTEE LAUDER COMPANIES INC.
                         SUMMARY OF CONSOLIDATED RESULTS


(B) In February 2004, the Company sold the assets and operations of its reporting unit that sold jane brand products. Prior to the sale of the business, in December 2003,the Company committed to a plan to sell such assets and operations. At the time the decision was made, circumstances warranted that the Company conduct an assessment of the tangible and intangible assets of the jane business. Based on its assessment, the Company determined that the carrying amount of these assets as reflected on the Company's consolidated balance sheets exceeded their estimated fair value. In accordance with the assessment and the closing of the sale, the Company recorded an after-tax charge to discontinued operations of $33.1 million for the nine months ended March 31, 2004. The charge represents the impairment of goodwill in the amount of $26.4 million; the reduction in value of other tangible assets in the amount of $1.3 million, net of taxes; and the operating loss of $5.4 million, net of tax. Included in the operating loss of the nine-month period were additional costs associated with the sale and discontinuation of the business. For the three months ended March 31, 2004, the Company recorded $1.8 million, net of taxes representing additional costs associated with the sale and discontinuation of the business. All consolidated statements of earnings information for prior periods has been restated for comparative purposes, including the restatement of the makeup product category and the Americas region data. Similar previously reported financial information for the past five fiscal years and related quarters dating back to June 30, 1999, has been restated and is included in the "Investor Information" section of the Company's website, www.elcompanies.com.

                                               THE ESTEE LAUDER COMPANIES INC.

                                           CONDENSED CONSOLIDATED BALANCE SHEETS
                                                        (In millions)

                                                                         March 31           June 30         March 31
                                                                           2004               2003            2003
                                                                           ----               ----            ----
                                                           ASSETS
Current Assets
Cash and cash equivalents..............................................   $   867.8        $   364.1        $   528.0
Accounts receivable, net...............................................       786.7            634.2            733.1
Inventory and promotional merchandise, net.............................       574.5            599.0            532.4
Prepaid expenses and other current assets..............................       243.4            247.6            200.4
                                                                          ---------        ---------        ---------
     Total Current Assets..............................................     2,472.4          1,844.9          1,993.9
                                                                          ---------        ---------        ---------
Property, Plant and Equipment, net.....................................       620.4            607.7            581.2
Other Assets...........................................................       849.3            897.3            892.9
                                                                          ---------        ---------        ---------
     Total Assets......................................................   $ 3,942.1        $ 3,349.9        $ 3,468.0
                                                                          =========        =========        =========
                                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term debt........................................................   $     5.3        $     7.8        $    94.4
Accounts payable.......................................................       226.1            229.9            185.5
Other current liabilities..............................................     1,051.1            815.9            865.6
                                                                          ---------        ---------        ---------
     Total Current Liabilities.........................................     1,282.5          1,053.6          1,145.5
                                                                          ---------        ---------        ---------
Noncurrent Liabilities
Long-term debt.........................................................       836.3            283.6            274.2
Other noncurrent liabilities and minority interest.....................       182.3            229.1            212.0
Cumulative Redeemable Preferred Stock, at redemption value.............         -              360.0            360.0
Total Stockholders' Equity.............................................     1,641.0          1,423.6          1,476.3
                                                                          ---------        ---------        ---------
     Total Liabilities and Stockholders' Equity........................   $ 3,942.1        $ 3,349.9        $ 3,468.0
                                                                          =========        =========        =========

                                                        SELECTED CASH FLOW DATA
                                                             (In millions)

                                                                                                  Nine Months Ended
                                                                                                      March 31
                                                                                                  -----------------
                                                                                                  2004         2003
                                                                                                  ----         ----
Cash Flows from Operating Activities
   Net earnings.........................................................................         $271.0       $266.8
   Depreciation and amortization........................................................          139.2        127.8
   Deferred income taxes................................................................           12.0         25.8
   Discontinued operations..............................................................           33.1           -
   Other items..........................................................................           13.1          4.0
   Changes in operating assets and liabilities:
       Increase in accounts receivable, net.............................................         (128.9)       (88.6)
       Decrease in inventory and promotional merchandise, net...........................           39.6         23.0
       Increase in accounts payable and other accrued liabilities.......................          147.1         95.8
       Other operating assets and liabilities, net......................................           24.5        (35.3)
                                                                                                 ------       ------
         Net cash flows provided by operating activities from continuing operations.....         $550.7       $419.3
                                                                                                 ======       ======
   Capital expenditures.................................................................          130.9        107.1
   Payments to acquire treasury stock...................................................           98.3        215.5
   Dividends paid.......................................................................           68.5         75.9

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